Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements and financial statement schedule of CCUR Holdings, Inc. dated September 20, 2017, appearing in the Annual Report on Form 10-K of CCUR Holdings, Inc. for the year ended June 30, 2017.

DELOITTE & TOUCHE LLP

Atlanta, Georgia

December 21, 2018